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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                     FORM 15



CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                 Commission File Number:                      0-18630
                                                      --------------------------


                              CATHAY BANCORP, INC.
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             (Exact name of registrant as specified in its charter)


        777 NORTH BROADWAY, LOS ANGELES, CALIFORNIA 90012, (213) 625-4700
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                 PREFERRED STOCK PURCHASE RIGHTS ISSUED UNDER A
                 RIGHTS AGREEMENT DATED AS OF DECEMBER 20, 1990
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            (Title of each class of securities covered by this Form)


                          COMMON STOCK, $.01 PAR VALUE

                 PREFERRED STOCK PURCHASE RIGHTS ISSUED UNDER A
                 RIGHTS AGREEMENT DATED AS OF NOVEMBER 16, 2000
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)      |X|        Rule 12h-3(b)(1)(i)        |_|
          Rule 12g4-(a)(1)(ii)     |_|        Rule 12h-3(b)(1)(ii)       |_|
          Rule 12g4-(a)(2)(i)      |_|        Rule 12h-3(b)(2)(i)        |_|
          Rule 12g4-(a)(2)(ii)     |_|        Rule 12h-3(b)(2)(ii)       |_|
                                              Rule 15d-6                 |_|


Approximate number of holders of record as of the certification or notice
date:   0
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Pursuant to the requirements of the Securities Exchange Act of 1934, Cathay
Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 20, 2000
                                     CATHAY BANCORP, INC.

                                     By: /s/ DUNSON K. CHENG
                                         ---------------------------------------
                                     Name: Dunson K. Cheng
                                     Title: Chairman and Chief Executive Officer


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